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                                                                    Exhibit (e)

                             MUNIHOLDINGS FUND, INC.

                             TERMS AND CONDITIONS OF
                      AUTOMATIC DIVIDEND REINVESTMENT PLAN

        1. Appointment of Agent. You, _____________, will act as Agent for me,
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and will open an account for me under the Dividend Reinvestment Plan (the
"Plan") in the same name as my present shares of common stock, par value $.10 per share ("Common Shares"), of MUNIHOLDINGS FUND, INC. (the "Fund") are registered, and automatically will put into effect for me the dividend reinvestment option of the Plan as of the first record date for a dividend or capital gains distribution (collectively referred to herein as a "dividend"), payable at the election of shareholders in cash or shares of Common Shares.

        2. Dividends Payable in Common Shares. My participation in the Plan
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constitutes an election by me to receive dividends in shares of Common Shares whenever the Fund declares a dividend. In such event, the dividend amount automatically shall be made payable to me entirely in shares of Common Shares which shall be acquired by the Agent for my account, depending upon the circumstances described in paragraph 3, either (i) through receipt of additional shares of unissued but authorized Common Shares from the Fund ("newly-issued shares") as described in paragraph 6 or (ii) by purchase of outstanding Common Shares on the open market ("open-market purchases") as described in paragraph 7.

        3. Determination of Whether Newly-Issued Shares or OpenMarket Purchases.
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If on the payment date for the dividend (the "valuation date"), the net asset value per share of the Common Shares, as defined in paragraph 8, is equal to or less than the market price per share of the Common Shares, as defined in paragraph 8, plus estimated brokerage commissions (such condition being referred to herein as "market premium"), the Agent shall invest the dividend amount in newly-issued shares on my behalf as described in paragraph 6. If on the valuation date, the net asset value per share is greater than the market value (such condition being referred to herein as "market discount"), the Agent shall invest the dividend amount in shares acquired on my behalf in open-market purchases as described in paragraph 7.

        4. Purchase Period for Open-Market Purchases. In the event of a market
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discount on the valuation date, the Agent shall have until the last business day before the next ex-dividend date with respect to the Common Shares or in no event more than 30 days after the valuation date (the "last purchase date") to invest the dividend amount in shares acquired in open-market purchases except where temporary curtailment or suspension of purchases is necessary to comply with applicable provisions of Federal securities laws.
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        5. Failure to Complete Open-Market Purchases During Purchase Period. If
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the Agent is unable to invest the full dividend amount in open-market purchases during the purchase period because the market discount has shifted to a market premium or otherwise, the Agent will invest the uninvested portion of the dividend amount in newly-issued shares at the close of business on the last purchase date as described in paragraph 4; except that the Agent may not acquire newly-issued shares after the valuation date under the foregoing circumstances unless it has received a legal opinion that registration of such shares is not required under the Securities Act of 1933 or unless the shares to be issued are registered under such Act.

        6. Acquisition of Newly-Issued Shares. In the event that all or part of
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the dividend amount is to be invested in newly-issued shares, you automatically shall receive such newly-issued Common Shares, including fractions, for my account, and the number of additional newly-issued Common Shares to be credited to my account shall be determined by dividing the dollar amount of the dividend on my shares to be invested in newly-issued shares by the net asset value per share of Common Shares on the date the shares are issued (the valuation date in the case of an initial market premium or the last purchase date in case the Agent is unable to complete open-market purchases during the purchase period); provided, that the maximum discount from the then current market price per share on the date of issuance shall not exceed 5%.

        7. Manner of Making Open-Market Purchases. In the event that the
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dividend amount is to be invested in Common Shares acquired in open-market purchases, you shall apply the amount of such dividend on my shares (less my pro rata share of brokerage commissions incurred with respect to your open-market purchases) to the purchase on the open-market of the Common Shares for my account. Open-market purchases may be made on any securities exchange where the Common Shares are traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as you shall determine. My funds held by you uninvested will not bear interest, and it is understood that, in any event, you shall have no liability in connection with any inability to purchase shares within 30 days after the initial date of such purchase as herein provided, or with the timing of any purchases affected. You shall have no responsibility as to the value of the Common Shares acquired for my account. For the purposes of cash investments you may commingle my funds with those of other shareholders of the Fund for whom you similarly act as Agent, and the average price (including brokerage commissions) of all shares purchased by you as Agent in the open market shall be the price per share allocable to me in connection with open-market purchases.



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        8. Meaning of Market Price and Net Asset Value. For all purposes of the
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Plan: (a) the market price of the Common Shares on a particular date shall be the last sales price on the American Stock Exchange (the "Exchange") on that date, or, if there is no sale on the Exchange on that date, the mean between the closing bid and asked quotations for such shares on the Exchange on such date; and (b) net asset value per share of the Common Shares on a particular date shall be as determined by or on behalf of the Fund.

        9. Registration of Shares Acquired Pursuant to the Plan. You may hold my
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Common Shares acquired pursuant to the Plan, together with the shares of other shareholders of the Fund acquired pursuant to the Plan, in noncertificated form in your name or that of your nominee. You will forward to me any proxy solicitation materials and will vote any shares so held for me only in accordance with the proxy returned by me to the Fund. Upon my written request, you will deliver to me, without charge, a certificate or certificates for the full shares held by you for my account.

        10. Confirmations.  You will confirm to me each acquisition made for
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my account as soon as practicable but not later than 60 days after the date thereof.

        11. Fractional Interests. Although from time to time I may have an
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undivided fractional interest (computed to three decimal places) in a share of the Fund, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to my account. In the event of termination of my account under the Plan, you will adjust for any such undivided fractional interest in cash at the market value of the Fund's shares at the time of termination less the pro rata expense of any sale required to make such an adjustment.

        12. Share Dividends or Share Purchase Rights. Any share dividends or
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split shares distributed by the Fund on shares held by you for me will be credited to my account. In the event that the Fund makes available to its shareholders rights to purchase additional shares or other securities, the shares held for me under the Plan will be added to other shares held by me in calculating the number of rights to be issued to me.

        13. Service Fee. Your service fee for handling capital gains
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distributions or income dividends will be paid by the Fund. I will be charged for my pro rata share of brokerage commissions on all open-market purchases.

        14. Termination of Account. I may terminate my account under the Plan by
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notifying you in writing. Such termination will be effective immediately if my notice is received by you not less than ten days prior to any dividend or distribution record

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date; otherwise such termination will be effective on the first trading day after the payment date for such dividend or distribution with respect to any subsequent dividend or distribution. The Plan may be terminated by you or the Fund upon notice in writing mailed to me at least 90 days prior to any record date for the payment of any dividend or distribution by the Fund. Upon any termination you will cause a certificate or certificates for the full shares held for me under the Plan and cash adjustment for any fraction to be delivered to me without charge. If I elect by notice to you in writing in advance of such termination to have you sell part or all of my shares and remit the proceeds to me, you are authorized to deduct brokerage commissions for this transaction from the proceeds.

        15. Amendment of Plan. These terms and conditions may be amended or
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supplemented by you or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to me appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by me unless, prior to the effective date thereof, you receive written notice of the termination of my account under the Plan. Any such amendment may include an appointment by you in your place and stead of a successor Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of an Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor Agent, for my account, all dividends and distributions payable on Common Shares of the Fund held in my name or under the Plan for retention or application by such successor Agent as provided in these terms and conditions.

        16. Extent of Responsibility of Agent. You shall act at all times in
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good faith and agree to use your best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement and to comply with applicable law, but assume no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by your negligence, bad faith, or willful misconduct or that of your employees.

        17.  Governing Law.  These terms and conditions shall be governed by
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the laws of the State of New York without regard to its conflicts of laws provisions.



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